UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 18, 2004

New Century Equity Holdings Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-28536 (Commission File Number)	74-2781950 (IRS Employer Identification No.)

10101 Reunion Place, Suite 970, San Antonio, Texas (Address of Principal Executive Offices)	78216 (Zip Code)

Registrant’s telephone number, including area code: (210) 302-0444

Item 1. Changes in Control of Registrant

On June 18, 2004, New Century Equity Holdings Corp. (the “Company”) sold approximately 4.8 million newly issued shares of its Series A 4% Convertible Preferred Stock (the “Series A Preferred Stock”) to Newcastle Partners, L.P. (“Newcastle”) for five million dollars (the “Newcastle Transaction”). The source of consideration used to purchase the Series A Preferred Stock was Newcastle’s partnership funds.

The Series A Preferred Stock is convertible into approximately thirty-five percent of the Company’s Common Stock, par value $.01 per share (“Common Stock”) at any time after the expiration of twelve months from the date of its issuance at a conversion price of $0.26 per share of Common Stock, subject to adjustment for dilution. The holders of the Series A Preferred Stock are entitled to a four percent annual cash dividend (the “Preferred Dividends”). The Preferred Dividends shall accrue and shall be cumulative from the date of initial issuance of the shares of the Series A Preferred Stock (the “Series A Issuance Date”), whether or not declared by the Company’s board of directors. In lieu of cash dividends, the holders of Series A Preferred Stock may elect to receive such number of Series A Preferred Stock that is equal to the aggregate dividend amount divided by $1.04.

So long as any shares of the Series A Preferred Stock remain outstanding, (1) the Company’s board of directors shall not exceed four members, (2) the Company may not increase its authorized capitalization, and (3) the Company may not create rights, rankings, or preferences that adversely affect the rights, rankings, and preferences of the Series A Preferred Stock, without the written consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, voting as a separate class. So long as any shares of the Series A Preferred Stock remain outstanding, the holders of shares of Series A Preferred Stock shall be entitled (1) to vote as a separate class to elect two directors to the Company’s board of directors and to pass upon any matters that affect the rights, value, or ranking of the Series A Preferred Stock and (2) to vote on all other matters on which holders of Common Stock shall be entitled to vote, casting such number of votes in respect of such shares of Series A Preferred Stock as shall equal the largest whole number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible. The other powers, preferences, rights, qualifications, and restrictions of the Series A Preferred Stock are more fully set forth in the Certificate of Designations of Series A Convertible Preferred Stock filed with the Secretary of State of the State of Delaware simultaneously with the closing of the Newcastle Transaction.

In conjunction with the Newcastle Transaction, (1) Parris H. Holmes, Jr., Gary D. Becker, and Stephen M. Wagner resigned from the Company’s board of directors and (2) Mr. Holmes resigned as the Company’s Chief Executive Officer and David P. Tusa resigned as the Company’s Chief Financial Officer, Executive Vice President, and Corporate Secretary.

Mark E. Schwarz, currently the Chief Executive Officer and Chairman of Newcastle Capital Management, L.P., and Steven J. Pully, currently the President of Newcastle Capital Management, L.P., have been appointed to fill the director positions vacated by Messrs. Holmes, Becker and Wagner. Messrs. Schwarz and Pully were appointed as directors of the class whose term of offices expires at the 2004 annual meeting of stockholders of the Company.

Not later than August 1, 2004, the parties agreed that the Company will cause the number of directors serving on the board of directors to be fixed at five (5) directors and a representative of Newcastle will be appointed as a director of the class whose term of office expires at the 2004 annual meeting of stockholders of the Company to fill the vacancy created by such expansion; provided, however, that a proxy or information statement disclosing such appointment will be filed with the Securities and Exchange Commission (the “Commission”) in compliance with Rule 14(f) of the Securities Exchange Act of 1934, as amended, not less than ten (10) days prior to such appointment.

Mr. Schwarz will serve as Chairman of the Company’s board of directors. Mr. Pully has been appointed to serve as Chief Executive Officer of the Company. John Murray, currently the Chief Financial Officer of Newcastle Capital Management, L.P., has been appointed to serve as Chief Financial Officer of the Company.

Pursuant to the Newcastle Transaction, the Company amended its July 10, 1996 Shareholder Rights Agreement by reducing the Common Stock ownership threshold for triggering the distribution of rights under such agreement from fifteen percent to five percent and permitting Newcastle and its successors and assigns to purchase Common Stock without triggering the distribution of rights. The purpose of such amendment was to ensure the preservation of the Company’s net operating loss carryforwards.

Item 5. Other Events and Regulation FD Disclosure

As a result of the Newcastle Transaction and the related management changes, the board of directors of the Company has determined that it is not in the best interests of the Company’s stockholders to liquidate the Company as previously proposed in proxy materials recently filed by the Company with the Commission. Accordingly, the Company hereby withdraws the following proxy materials filed with the Commission:

(1)	DEFA14A, filed with the Commission on March 29, 2004;

(2)	PREM14A, filed with the Commission on March 30, 2004;

(3)	PRER14A, filed with the Commission on March 31, 2004;

(4)	DEFA14A, filed with the Commission on April 22, 2004;

(5)	DEFM14A, filed with the Commission on May 10, 2004; and

(6)	DEFA14A, filed with the Commission on May 12, 2004.

Item 7. Financial Statements and Exhibits

Pursuant to the instructions to Item 7 of Form 8-K, the following documents are provided as Exhibits to this Form 8-K:

Exhibit No.	Document Description

2.1	Series A 4% Convertible Preferred Stock Purchase Agreement by and between New Century Equity Holdings Corp. and Newcastle Partners, L.P. dated June 18, 2004 (filed herewith)

4.1	Certificate of Designations of Series A Convertible Preferred Stock of New Century Equity Holdings Corp. (filed herewith)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW CENTURY EQUITY HOLDINGS CORP.

Date: June 29, 2004	By:	/s/ STEVEN J. PULLY ———————————————
		Name: Title:	Steven J. Pully Chief Executive Officer